EXHIBIT 99.1

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2015 AND 2014 AND
FOR THE YEAR ENDED DECEMBER 31, 2015

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan (the “Plan”) as of December 31, 2015 and 2014 and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in its net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying schedules of Form 5500, Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2015 and Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2015 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedules, we evaluated whether the supplemental information, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 14, 2016

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2015	2014
ASSETS
Investments:
Registered investment companies	$292,582,150	$304,100,682
Common and collective trusts	475,107,755	477,797,240
Company Stock Fund	48,696,582	79,892,363
Total investments at fair value	816,386,487	861,790,285

Receivables:
Notes receivable from participants	22,123,512	22,308,454
Employer contributions	578,476	139
Participant contributions	1,211,063	186
Total receivables	23,913,051	22,308,779

Net assets available for benefits	$840,299,538	$884,099,064

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2015

Additions to net assets
Investment income:
Dividend income	$19,061,757
Interest income	1,839,502
Total investment income	20,901,259

Contributions:
Employer	17,984,929
Participant	42,656,098
Total contributions	60,641,027

Other:
Interest income on notes receivable from participants	970,473
Other additions	253,968
Total other	1,224,441
Total additions	82,766,727

Deductions from net assets
Net depreciation in fair value of investments	39,635,488
Benefits paid to participants	86,824,764
Other deductions	106,001
Total deductions	126,566,253
Decrease in net assets available for benefits	(43,799,526)

Net assets available for benefits:
Beginning of year	884,099,064
End of year	$840,299,538

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries (collectively, the “Company”) who are located in the United States ("U.S.") are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant's contributions, the employer's contributions and an allocation of investment income from each fund that the participant is invested in as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan document. Unless eligible participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan, which will automatically increase by 1% each year until contributions reach 10% of eligible compensation. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $18,000 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2015) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the year were eligible to make additional catch-up contributions of up to $6,000 during 2015. Participant contributions are invested based on each participant's election.

The Company matches 75% of participant contributions up to 6% of eligible compensation, except for union employees represented by the:

•United Steelworkers of America at the Vernon, California facility;
•United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;

Each of the above exception groups receives Company matching contributions of 50% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant's account in the same percentage in which the participant directs his or her contributions.

The Plan allows all participant and employer contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Participants become 20% vested in the Company's contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

Forfeitures

Forfeitures are used to reduce the Company's contributions. During 2015, participants forfeited $794,116 of non-vested account balances. In 2015, employer contributions were reduced by $792,401 from previously forfeited balances, in accordance with the Plan document. Unutilized forfeitures at December 31, 2015 and 2014 were $38,925 and $37,210, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination. Active participants who qualify for an in-service withdrawal may be paid their benefits in a single sum cash payment or rollover as soon as administratively possible after the approval of their withdrawal application.

Administration

The Plan is administered by the Pension and Investment Committee and the Administration Committee (collectively referred to as the “Plan Administrator”), which are appointed by the Board of Directors of the Company.

Participant loans

Subject to certain limitations set forth in the Plan document, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•$50,000, subject to certain adjustments as set forth in the Plan document, or
•One-half of the participant's vested account balance at the time the loan is made.

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of 15 years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2015 had interest rates ranging from 4.25% to 9.25%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant's balance become 100% vested.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Investment valuation and income recognition

The Plan's investments in shares of registered investment companies are stated at fair value based on quoted market prices. The Plan's investments in common and collective trusts are valued based on the net asset value ("NAV"), or equivalent, as a practical expedient for fair value. The Company Stock Fund is valued at its year-end unit closing price, comprised of year-end market price plus uninvested cash position.

The Plan accounts for its investments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 962, “Plan Accounting - Defined Contribution Pension Plans.” As required by ASC 962, the accompanying statements of net assets available for benefits present the fair value of the Plan's investments.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan's investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in registered investment companies, the common and collective trusts and the Company Stock Fund, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the accompanying financial statements.

Determination of unrealized appreciation (depreciation)

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Contributions

Contributions from the Company and participants are accrued as they become obligations of the Company, as determined by the Plan’s administrator, and in the period in which they are deducted, in accordance with salary deferral agreements.

Notes receivable from participants

Participant loans are valued at the unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded when earned.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

Accounting Developments
Pronouncements Implemented

In May 2015, the FASB issued Accounting Standard Update ("ASU") 2015-07, Fair Value Measurement (Topic 820), “Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent).” The ASU impacts reporting entities that measure an investment’s fair value using the NAV per share (or an equivalent) practical expedient as prescribed in the FASB’s fair value measurement guidance by eliminating the requirement to classify the investment within the fair value hierarchy if the fair value is measured at NAV per share (or its equivalent). In addition, the requirement to make specific disclosures for all investments eligible to be assessed at fair value with the NAV per share practical expedient has been removed. Instead, such disclosures are restricted only to investments that the entity has decided to measure using the practical expedient. ASU 2015-07 is effective for periods beginning after December 15, 2015 and interim periods within those fiscal years, with early adoption permitted. The Plan adopted ASU 2015-07 effective January 1, 2015 and have applied this ASU retrospectively, as required. The Plan presents the investment disclosure required by ASU 2015-07 in Note 6, “Fair Value of Investments.” The adoption of ASU 2015-07 did not have an impact on the reported net assets or changes in net assets.

In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), "Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient." Part I eliminates the requirements to measure the fair value of fully benefit-responsive investment contracts but will continue to provide certain disclosures that help users understand the nature and risks of fully benefit-responsive investment contracts. Upon adoption, contract value will be the only required measure for fully benefit-responsive investment contracts. Part II of this ASU eliminates the requirements to disclose individual investments that represent five percent or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type. Part II also simplifies the level of disaggregation of investments that are measured using fair value. Plans must continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Further, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Parts III of this ASU is not applicable to the Plan. The ASU is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The plan adopted this ASU effective January 1, 2015 and has applied the provisions retrospectively. The adoption of ASU 2015-12 has resulted in the reclassification of $1,364,059 relating to the adjustment from fair value to contract value in its statement of net assets available for benefits as of December 31, 2014, for the Plan's investment in the T. Rowe Price Stable Value Common Trust Fund ('Value Trust"), a common and collective trust fund that holds benefit-responsive investment contracts. Additionally, as allowed by this ASU, the historical disclosure of individual investments which comprise 5% or more of total net assets available for benefits, as well as the net appreciation or depreciation of fair values by type has been eliminated. The adoption of ASU 2015-12 did not have an impact on the reported net assets or changes in net assets.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Pronouncements Not Yet Implemented

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern." This ASU requires management to evaluate whether there are conditions or events that raise substantial doubt about the ability of the Plan to continue as a going concern for one year from the date the financial statements are issued or within one year after the date that the financial statements are available to be issued when applicable. Further, the ASU provides management guidance regarding its responsibility to disclose the ability of the Plan to continue as a going concern in the notes to the financial statements. This ASU is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The adoption of ASU 2014-15 will not have an impact on the reported net assets or changes in net assets.

3.	COMMON AND COLLECTIVE TRUST FUNDS

The Plan's investments in common and collective trusts include the T. Rowe Price Retirement Dated Trusts Series ("Dated Trusts") and Value Trust, which holds fully benefit-responsive investment contracts. The Plan uses NAV (or equivalent) as a practical expedient to determine the fair value of the common and collective trust funds.

The objective of the Dated Trusts Series is to provide the highest total return over time through both capital growth and income consistent with an emphasis on capital growth based on the participant's anticipated retirement age. The NAV for the Dated Trusts is based on the fair value of the underlying investments held by the fund less its liabilities. The beneficial interest of each participant is represented by units. Redemption for the Dated Trusts Series is permitted daily with no other restrictions or notice periods and there are no unfunded commitments.

The objective of the Value Trust is to maximize current income and maintain principal stability by investing primarily in a diversified portfolio of guaranteed investment contracts, bank investment contracts and separate account contracts. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Value Trust’s constant NAV of $1 per unit. Distribution to the Value Trust unit holders is declared daily from the net investment income and automatically reinvested in the fund on a monthly basis, when paid. It is the policy of the fund to use its best efforts to maintain a stable value of $1 per unit. Redemption is permitted daily with no other restrictions or notice periods and there are no unfunded commitments.

4.	PARTY-IN-INTEREST TRANSACTIONS

Party-in-interest transactions include those with fiduciaries or employees of the Plan, any person who provides services to the Plan, an employer whose employees are covered by the Plan, an employee organization whose members are covered by the Plan, a person who owns 50% or more of such an employer or employee organization, or relatives of such aforementioned persons.

Certain investments are shares of funds managed by affiliates of T. Rowe Price Trust Company which is the trustee as defined by the Plan and, therefore, transactions with these mutual funds and common and collective trusts qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

Additionally, the Plan holds investments in the Company's common stock and notes receivable from participants, both of which constitute party-in-interest transactions, which are exempt from the prohibited transaction rules.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated May 18, 2012, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receiving the determination letter.

The Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2015 and 2014; therefore, the Plan and the related trust are exempt from taxation. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes it is no longer subject to income tax examination for years prior to 2012.

6.	FAIR VALUE OF INVESTMENTS

The Plan's investments, shown below, are presented at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For further discussions on how the fair values of the Plan's investments are calculated, see Note 2 to the financial statements included in this report.

Assets are recorded at fair value in the statements of net assets available for benefits and categorized based upon the level of judgment associated with the lowest level of significant inputs used to measure their fair values. Hierarchical levels, as defined by ASC 820, “Fair Value Measurements,” are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets, and are as follows:

Level I - Inputs are unadjusted, quoted prices in active markets for identical assets at the measurement date.

Level II - Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

Level III - Inputs reflect the best estimate of what market participants would use in pricing the asset at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. As of December 31, 2015 and 2014 the Plan held no investments in Level III assets.

The common and collective trusts consist of investments that are public or private investment vehicles valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.

Investments in the Company Stock Fund are classified within Level II, as an identical security is not observable in the market. However, it consists primarily of the common stock of the Company, which is publicly-traded, and can therefore be correlated to market data.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The fair values of our investments were:

	December 31, 2015
	Level I	Level II	Total
Registered investment companies	$292,582,150	$—	$292,582,150
Common and collective trusts(a)(b)	—	—	475,107,755
Company Stock Fund	—	48,696,582	48,696,582
Total investments	$292,582,150	$48,696,582	$816,386,487

	December 31, 2014
	Level I	Level II	Total
Registered investment companies	$304,100,682	$—	$304,100,682
Common and collective trusts(a)(b)	—	—	477,797,240
Company Stock Fund	—	79,892,363	79,892,363
Total investments	$304,100,682	$79,892,363	$861,790,285

(a) The fair values of the investments have been estimated using the NAV (or an equivalent) expedient. In accordance with ASU 2015-07 these investments have not been classified in the fair value hierarchy. The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.
(b) Common and collective trusts include Dated Trusts and the Value Trust, further outlined in Note 3.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the accompanying financial statements to the Form 5500 at December 31, 2015 and 2014:

	December 31,
	2015	2014
Net assets available for benefits per the financial statements	$840,299,538	$884,099,064
Difference in reporting of benefit-responsive investment at contract value per the financial statements and fair value per the Form 5500	—	1,364,059
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(31,276)	(3,618)
Amounts deemed distributions of participant loans as reflected in the Form 5500 from prior years	(74,069)	(76,311)
Net assets available for benefits per Form 5500	$840,194,193	$885,383,194
The following is a reconciliation of the total decrease in net assets per the accompanying financial statement for the year ended December 31, 2015 to net loss per Form 5500:

Decrease in net assets available for benefits per the financial statements	$(43,799,526)
Prior year difference in reporting of benefit-responsive investment at contract value per the financial statements and fair value per the Form 5500	(1,364,059)
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(27,658)
Distributions from prior year amounts deemed distributed	2,242
Total net loss per Form 5500	$(45,189,001)
The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared with the Plan's financial statements. Government reporting rules were used in preparing the Form 5500 for the years ended December 31, 2015 and 2014, whereas the Plan's financial statements have been prepared on the accrual basis of accounting as required by U.S. GAAP. The Code requires participant loans that are in default to be recorded as deemed distributions on the Form 5500, although the Plan still holds the participant loans as a note receivable.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS FOR THE YEAR ENDED DECEMBER 31, 2015

Participant Contributions Transferred Late to Plan		Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check here if Late Participant Loan Payments are included ☑		Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
$106	*	$—	$106	$—	$—
$475	**	$—	$475	$—	$—
_______________________________________
*Amount represents 2015 employee contributions and loan repayments which were not fully corrected until 2016.
**Amount represents 2014 employee contributions and loan repayments which were not fully corrected until 2015.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2015

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	American Funds EuroPacific Growth Fund	Registered investment company	**	$18,108,952
	Pimco Total Return Institutional	Registered investment company	**	3,096,382
	Royce Premier Fund	Registered investment company	**	19,181,684
*	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	52,558,672
	Vanguard Institutional Index Fund	Registered investment company	**	52,677,410
	Vanguard Total Bond Market Index Fund	Registered investment company	**	20,882,754
	Vanguard PRIMECAP Fund	Registered investment company	**	34,360,219
*	T. Rowe Price Prime Reserve Fund	Registered investment company	**	42,686
	Vanguard Wellington Fund	Registered investment company	**	71,652,877
	Vanguard Windsor II Fund	Registered investment company	**	20,020,514
*	T. Rowe Price Stable Value Common Trust Fund	Common and collective trust	**	98,372,893
*	T. Rowe Price Retirement 2005 Trust	Common and collective trust	**	4,043,670
*	T. Rowe Price Retirement 2010 Trust	Common and collective trust	**	9,102,471
*	T. Rowe Price Retirement 2015 Trust	Common and collective trust	**	41,292,184
*	T. Rowe Price Retirement 2020 Trust	Common and collective trust	**	82,550,733
*	T. Rowe Price Retirement 2025 Trust	Common and collective trust	**	70,037,570
*	T. Rowe Price Retirement 2030 Trust	Common and collective trust	**	50,557,672
*	T. Rowe Price Retirement 2035 Trust	Common and collective trust	**	43,824,054
*	T. Rowe Price Retirement 2040 Trust	Common and collective trust	**	25,240,889
*	T. Rowe Price Retirement 2045 Trust	Common and collective trust	**	19,973,728
*	T. Rowe Price Retirement 2050 Trust	Common and collective trust	**	15,663,727
*	T. Rowe Price Retirement 2055 Trust	Common and collective trust	**	5,618,504
*	T. Rowe Price Retirement 2060 Trust	Common and collective trust	**	165,359
*	T. Rowe Price Retirement Income Trust	Common and collective trust	**	8,664,301
*	Company Stock Fund	Common stock, 659,024 shares	**	48,696,582
*	Participant loans	4.25% - 9.25% due through 2030	-0-	22,018,167
Total assets held for investment purposes				$838,404,654

	* Denotes a party-in-interest to the Plan as defined by ERISA.
	** Cost omitted for participant-directed investments.